                                                 Exhibit 99.1

BARINGS BDC, INC. REPORTS PRELIMINARY FOURTH QUARTER 2023 RESULTS
CHARLOTTE, N.C., January 25, 2024 - Barings BDC, Inc. (NYSE: BBDC) (“Barings BDC” or the “Company”) today reported preliminary financial and operating results for the fourth quarter of 2023.
Preliminary Financial and Operating Results - Three Months Ended December 31, 2023

Per share highlights	Three Months Ended December 31, 2023
Estimated range of net investment income (1)	$0.30 - $0.32
Estimated range of net increase in net assets resulting from operations (1)	$0.25 - $0.29
Estimated range of net asset value as of December 31, 2023	$11.25 - $11.29
(1) Based on weighted average shares outstanding during the period.
Recent Portfolio Activity
During the three months ended December 31, 2023, the Company made new investments totaling $100.9 million, made investments in existing portfolio companies totaling $79.1 million and made a $12.5 million equity co-investment alongside certain affiliates in a portfolio company that specializes in providing financing to plaintiff law firms engaged in mass tort and other civil litigation. As of December 31, 2023, the fair value of the Company's total investment portfolio was estimated to be approximately $2,488.7 million, down from $2,521.6 million as of September 30, 2023.
Liquidity and Capitalization
As of December 31, 2023, the Company had cash and foreign currencies of $70.5 million, $719.9 million of borrowings outstanding under its $1.1 billion senior secured revolving credit agreement, $725.0 million aggregate principal amount of unsecured notes outstanding and a net receivable from unsettled transactions of $0.2 million. The Company estimated that the regulatory leverage ratio was 1.21x and net leverage, which is the Company’s regulatory leverage net of cash and unsettled transactions, was 1.15x as of December 31, 2023.
Non-Accruals
As of December 31, 2023, the Company had four portfolio companies with investments on non-accrual, the aggregate fair value of which was $37.2 million, which comprised 1.5% of the total fair value of our portfolio, and the aggregate cost of which was $62.6 million, which comprised 2.5% of the total cost of our portfolio. As of September 30, 2023, the Company had seven portfolio companies with investments on non-accrual, the aggregate fair value of which was $40.1 million, which comprised 1.6% of the total fair value of our portfolio, and the aggregate cost of which was $64.6 million, which comprised 2.5% of the total cost of our portfolio.
Subsequent to December 31, 2023, we removed our investment in Core Scientific, Inc. from non-accrual status in connection with its January 2024 exit from Chapter 11 bankruptcy and our receipt of shares of its common stock in exchange for the debt investments that we previously held in it as a part its bankruptcy proceedings.
Share Repurchase Program
On February 23, 2023, the Board authorized a new 12-month share repurchase program. Under the program, the Company may repurchase, during the 12-month period that commenced on March 1, 2023, up to $30.0 million in the aggregate of its outstanding common stock in the open market at prices below the then-current NAV per share. The timing, manner, price and amount of any share repurchases will be determined by the Company, in its discretion, based upon the evaluation of economic and market conditions, the Company’s stock price, applicable legal, contractual and regulatory requirements and other factors. The program is expected to be in effect until March 1, 2024, unless extended or until the aggregate repurchase amount that has been approved by the Board has been expended. The program does not require the Company to repurchase any specific number of shares, and the Company cannot assure stockholders that any shares will be repurchased under the program. The program may be suspended, extended, modified or discontinued at any time. As of January 25, 2024, the Company had repurchased a total of 1,849,096 shares of common stock in the open market under the authorized program at an average price of $7.99 per share, including brokerage commissions.
Conference Call to Discuss Fourth Quarter and Full Year 2023 Results
As previously announced, Barings BDC will report its financial results for the fourth quarter and full year ended December 31, 2023 on Thursday, February 22, 2024, after the market closes. Barings BDC has scheduled a conference call to discuss fourth quarter and full year 2023 financial and operating results for Friday, February 23, 2024, at 9:00 a.m. ET.
To listen to the call, please dial 877-407-8831 or 201-493-6736 approximately 10 minutes prior to the start of the call. A taped replay will be made available approximately two hours after the conclusion of the call and will remain available until March 1, 2024. To access the replay, please dial 877-660-6853 or 201-612-7415 and enter conference ID 13743633
This conference call will also be available via a live webcast on the investor relations section of Barings BDC’s website at https://ir.barings.com/ir-calendar. Access the website 15 minutes prior to the start of the call to download and install any necessary audio software. An archived webcast replay will be available on the Company's website until March 1, 2024.
Forward-Looking Statements
Statements included herein or on the webcast/conference call may constitute “forward-looking statements,” which relate to future events or Barings BDC’s future performance or financial condition. Investors are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date on which they are made, which reflect management’s current estimates, projections, expectations or beliefs, and which are subject to risks and uncertainties that may cause actual results to differ materially. Forward-looking statements include, but are not limited to, the Company’s projected net investment income and earnings, the Company’s distribution levels and frequency of distributions, the Company’s share repurchase activity, and the Company’s investment activity and the ability of Barings LLC to manage Barings BDC and identify investment opportunities, all of which are subject to change at any time based upon economic, market or other conditions, and may not be relied upon as investment advice or an indication of Barings BDC’s trading intent. More information on the risks and other potential factors that could affect Barings BDC’s financial results and future events, including important factors that could cause actual results or events to differ materially from plans, estimates or expectations included herein or discussed on the webcast/conference call, is included in Barings BDC’s filings with the Securities and Exchange Commission, including in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of Barings BDC’s most recently filed annual report on Form 10-K, as well as in subsequent filings, including Barings BDC’s quarterly reports on Form 10-Q. In addition, there is no assurance that Barings BDC or any of its affiliates will purchase additional shares of Barings BDC at any specific discount levels or in any specific amounts. There is no assurance that the market price of Barings BDC’s shares, either absolutely or relative to NAV, will increase as a result of any share repurchases, or that any repurchase plan will enhance stockholder value over the long term.
The preliminary financial estimates provided herein have been prepared by, and are the responsibility of, management. Neither KPMG LLP, our independent registered public accounting firm, nor any other independent accountants have audited, reviewed, compiled, or performed any procedures with respect to the preliminary financial data set forth above. Accordingly, KPMG LLP does not express an opinion or any form of assurance with respect thereto and assumes no responsibility for, and disclaims any association with, this information.
The preliminary estimates of fourth quarter and full year 2023 financial information and results furnished above are based on the Company’s management’s preliminary determinations and current expectations as of January 25, 2024, and such information is inherently uncertain. The preliminary estimates are subject to completion of the Company’s customary year-end closing and review procedures and third-party audit, including the determination of the fair value of the Company’s portfolio investments. As a result, actual results could differ materially from the current preliminary estimates based on adjustments made during the Company’s year-end closing and review procedures and third-party audit, and the Company’s reported information in its Annual Report on Form 10-K for the year ended December 31, 2023 may differ from this information, and any such differences may be material. In addition, the information furnished above does not include all of the information regarding the Company’s financial condition and results of operations for the quarter and full year periods ended December 31, 2023 that may be important to readers. As a result, readers are cautioned not to place undue reliance on the information furnished in this press release and should view this information in the context of the Company’s full fourth quarter and full year 2023 results when such results are disclosed by the Company in its Annual Report on Form 10-K for the year ended December 31, 2023. The information furnished in this press release is based on the Company’s management’s current expectations that involve substantial risks and uncertainties that could cause actual results to differ materially from the results expressed in, or implied by, such information.
Non-GAAP Financial Measures
To provide additional information about the Company’s results, the Company’s management has discussed in this press release the Company’s net leverage (calculated as (i) total leverage less (ii) unrestricted cash and foreign currencies (excluding restricted cash) net of net payables/receivables from unsettled transactions) and its net leverage-to-equity ratio (calculated as net leverage divided by total net assets), which are not prepared in accordance with GAAP. These non-GAAP measures are included to supplement the Company’s financial information presented in accordance with GAAP and because the Company uses such measures to monitor and evaluate its leverage and financial condition and believes the presentation of these measures enhances investors’ ability to analyze trends in the Company’s business and to evaluate the Company’s leverage and ability to take on additional leverage. However, these non-GAAP measures have limitations and should not be considered in isolation or as a substitute for analysis of the Company’s financial results as reported under GAAP.
These non-GAAP measures are not in accordance with, or an alternative to, measures prepared in accordance with GAAP and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. These measures should only be used to evaluate the Company’s results of operations in conjunction with their corresponding GAAP measures. Pursuant to the requirements of Item 10(e) of Regulation S-K, as promulgated under the Securities Exchange Act of 1934, as amended, the Company has provided a reconciliation of these non-GAAP measures in the last table included in this press release.
About Barings BDC
Barings BDC, Inc. (NYSE: BBDC) is a publicly traded, externally managed investment company that has elected to be treated as a business development company under the Investment Company Act of 1940. Barings BDC seeks to invest primarily in senior secured loans in middle-market companies that operate across a wide range of industries. Barings BDC’s investment activities are managed by its investment adviser, Barings LLC, a leading global asset manager based in Charlotte, NC with $381+ billion* of AUM firm-wide. For more information, visit www.baringsbdc.com.
About Barings LLC
Barings is a $381+ billion* global investment manager sourcing differentiated opportunities and building long-term portfolios across public and private fixed income, real estate, and specialist equity markets. With investment professionals based in North America, Europe and Asia Pacific, the firm, a subsidiary of MassMutual, aims to serve its clients, communities and employees, and is committed to sustainable practices and responsible investment. Learn more at www.barings.com.
*Assets under management as of December 31, 2023

Media Contact:
MediaRelations@barings.com

Investor Relations:
BDCinvestorrelations@barings.com, 888-401-1088

Barings BDC, Inc.
Unaudited Reconciliation of Preliminary Debt to Net Debt and Calculation of Net Leverage Ratio
(in thousands, except ratios)

	As of December 31, 2023
Total debt (principal)	$1,444,914
minus: Cash and foreign currencies (excluding restricted cash)	(70,528)
plus: Payable from unsettled transactions	1,112
minus: Receivable from unsettled transactions	(1,300)
Total net debt(1)	$1,374,198

Total estimated net assets(2)	$1,195,376

Total net leverage ratio(1)	1.15	x
(1) See the “Non-GAAP Financial Measures” section of this press release.
(2) Based on the mid-point of the net asset value per share range disclosed above.